Anavex presents data on neuroprotective evidence for ANAVEX 2-73, lead compound for Alzheimer’s disease

Hoboken, NJ – July 26, 2011 -- Anavex Life Sciences Corp. (“Anavex”) (OTCBB: AVXL) is pleased to provide a summary of its second poster presentation at the Alzheimer’s Association International Conference (AAIC) held in Paris, entitled “Preclinical development of new tetrahydrofuran derivatives targeting the sigma-1 chaperone protein as neuroprotectants in Alzheimer’s disease.”

Neuroprotective, anti-amnesic, anti-depressive and anti-convulsive effects have previously been described with a new class of a wholly owned family of compounds, the aminotetrahydrofurans. In this study, two of the leads from this family, ANAVEX 2-73 and ANAVEX 1-41, were studied for their anti-amnesic and neuroprotective effects. These compounds are mixed sigma-1 agonists and also have cholinergic effects.

In some respects, the authors claim, these compounds could be compared to donepezil, which is the market leader in Alzheimer’s disease (AD) medication. Donepezil also happens to be a partial sigma-1 agonist as well as exerting its well-known cholinergic effects. In addition, the metabolites for both ANAVEX 2-73 and 1-41 were identified and also studied for any effect.

Utilizing a well-known model that mimics AD by injecting oligomeric amyloid 25-35 fragments into the brain of rodents, the researchers found that:

  ANAVEX 2-73 showed prevention and reversal biochemically, histologically and behaviorally.
  ANAVEX 2-73 reverses amyloid 25-35-induced amnesia in mice.
  ANAVEX 2-73, when administered prior to amyloid 25-35, protects against amyloid 25-35- induced amnesia in mice.
  ANAVEX 2-73 protects against amyloid 25-35-induced oxidative stress, measured by lipid peroxidation in hippocampal cells, a key area of the brain associated with learning and memory.
  ANAVEX 2-73 protects against amyloid 15-35-induced hippocampal cell loss.
  ANAVEX 1-41 also demonstrates similar effects, but is not as selective for sigma receptors as ANAVEX 2-73.
  ANAVEX 2-73 is not only active in and of itself, but is also a pro-drug. Its only metabolite, ANAVEX 19-144, is also active in these animal models. The metabolite of ANAVEX 1-41, ANAVEX 2-140, does not display such activity.
  ANAVEX 19-144, when administered prior to amyloid 25-35, protects against amyloid 25-35- induced amnesia in mice.
  ANAVEX 19-144 protects against amyloid 25-35-induced oxidative stress, measured by lipid peroxidation in hippocampal cells.

“It is hypothesized that cholinomimetic-only compounds would not have as much benefit as the mixed mechanism of the aminotetrahydrofurans, which may be potentiating. Interestingly, the pro drug and active drug effect of ANAVEX 2-73, which has ANAVEX 19-144 ‘embedded’ in it, may offer a longer duration of action,” said Dr. Tangui Maurice, PhD, CNRS Research Director, Team II Endogenous Neuroprotection in Neurodegenerative Diseases INSERM, University of Montpellier, one of the poster authors and a member of the Anavex Scientific Advisory Board. “Histological evidence is powerful visible evidence of neuroprotection and this study also reinforces the anti-amnesic effects already described in this animal model of amyloid toxicity benefit with aminotetrahydrofurans.”

“We are excited to have had this, as well as a poster on ANAVEX 2-73 and a potential dual role in amyloid and tau, accepted at such a prestigious event as AAIC,” said Dr. Cameron Durrant, Executive Chairman of Anavex. “These neuroprotection data may translate into clinical studies as we continue to explore disease-modifying approaches with our novel family of compounds and the lead small molecule, ANAVEX 2-73. It may be potentially beneficial to have a further positive effect on top of ANAVEX 2-73 in the form of its active metabolite ANAVEX 19-144. We eagerly await results from the ANAVEX 2-73 Phase I clinical trial, which is scheduled for completion soon.”

The posters are available on the Anavex web site:
http://www.anavex.com/files/AAIC_Poster_Tangui_July_2011.pdf and
http://www.anavex.com/files/AAIC_Poster_Tangui_tau_July_2011.pdf.

About the Alzheimer’s Association International Conference (AAIC)

AAIC (formerly ICAD, the International Conference on Alzheimer’s Disease) is the largest gathering of researchers, clinicians and other stakeholders in Alzheimer’s disease. This year, the conference drew a record-breaking number of dementia scientists to Paris to share the latest ideas, thoughts and theories in the field. Breaking studies captured global media attention as the world's leading experts explored innovative ways to further Alzheimer's research. For more information, please visit www.alz.org/aaic.

About the ANAVEX 2-73 Phase I Clinical Trial

This Phase I clinical trial is a randomized, placebo-controlled study to initially test ANAVEX 2-73 as a single, ascending oral dose in healthy male volunteers between the ages of 18 and 55. The trial seeks to determine the maximum tolerated single dose, safety and pharmacokinetics. The primary objective of this trial is to evaluate the safety and tolerability of ANAVEX 2-73 in humans for the first time. The secondary objective is to determine the pharmacokinetic profile of single oral ascending doses of ANAVEX 2-73.

The Phase I clinical trial is being conducted in Germany in collaboration with ABX-CRO, a clinical research organization that has conducted several Alzheimer’s disease studies, and the Technical University of Dresden.

About Alzheimer’s Disease

While Alzheimer’s disease is most common in people over the age of 65, it can strike adults of any age irrespective of their gender, background or socioeconomic status. According to the Alzheimer’s Association, an estimated 5.4 million Americans are currently living with Alzheimer’s disease. The number of Americans aged 65 and over with Alzheimer’s is estimated to reach 7.7 million in 2030. This represents a 50 percent increase from the 5.2 million Americans aged 65 and older who are currently affected. The Alzheimer’s Association further projects that the number of Americans aged 65 and older who are affected by Alzheimer’s disease may double or triple to between 11 and 16 million by 2050 unless there are developments to prevent or more effectively treat the disease.

About ANAVEX 2-73

ANAVEX 2-73 is the first of a new class of oral drugs being studied to potentially treat Alzheimer’s through disease modification versus only treating its symptoms.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer. The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties. A portfolio of back-up compounds to ANAVEX 2-73 are also in development.

Anavex is a publicly traded company under the symbol AVXL.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to pass clinical trials so as to move on to the next phase, our ability to retain key employees and our ability to finance development or satisfy the rigorous regulatory requirements for new drugs. Competitors may develop better or cheaper alternatives to our products. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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